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                                WATER SUPPLY AGREEMENT


         THIS WATER SUPPLY AGREEMENT ("Agreement") is made as of January 1, 1997, by SCHEID VINEYARDS AND MANAGEMENT CO., a California corporation ("Scheid"), and CANANDAIGUA WEST, INC., a New York corporation ("Canandaigua").

                                       RECITALS

    A. Canandaigua, as lessee, proposes to enter into a Lease dated as of January 1, 1997 (as amended from time to time, the "Canandaigua Lease"), with Sam Avila and Margaret J. Avila, as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie Bassetti (also known as Valerie Bassetti), successor co-trustees of the testamentary trust of Joseph Labarere, deceased, and Sam Avila, also known as Samuel R. Avila, Jr., and Margaret J. Avila, husband and wife, as lessors (collectively, the "Owners"), with regard to that certain real property situated in the County of Monterey, State of California, and more particularly described on Exhibit A attached hereto and made a part hereof (the "Canandaigua Property"). A condition to Canandaigua entering into the Canandaigua Lease is the execution and delivery of this Agreement by Scheid.

    B. The Owners, as lessors, and Scheid, as lessee, have entered into a Lease dated as of January 1, 1997 (as amended from time to time, the "Scheid Lease"), with regard to that certain real property situated in the County of Monterey, State of California, and more particularly described on Exhibit B attached hereto and made a part hereof (the "Scheid Property").

    C. Scheid and Canandaigua propose to enter into a Vineyard Management Agreement dated as of January 1, 1997 (as amended from time to time, the "Vineyard Management Agreement"), with regard to the Canandaigua Property.

    D. Concurrently herewith, the Owners and Scheid are entering into an Agreement Regarding Water (the "Agreement Regarding Water"), in favor of Canandaigua, regarding a source of water for the development, maintenance and operation of the Canandaigua Property.

    E. Canandaigua and Scheid desire to enter into an agreement regarding the development of a water system on the Scheid Property and the supply of water to the Canandaigua Property from such water system.

                                      AGREEMENT

    1. The parties acknowledge and agree that the water system currently in place on the Scheid Property (the "Water System") requires maintenance and improvement to provide water for the development of the Scheid Property and the Canandaigua Property as wine grape vineyards. Scheid hereby agrees to take the following actions with regard to the Water System to enable the Water System to produce, store and deliver water to the Canandaigua Property:
         a.   Clean and repair well #1 and well #2

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         b.   Install valves, meters, pumps and diesel motors for well #1 and well #2;

         c.   Install of 18" high pressure mainline from well #1 to reservoir;

         d.   Install of 15" high pressure mainline from well #2 to well #1;

         e. Develop a reservoir with approximately 60 acre feet of water storage capacity; and

         f.   Perform miscellaneous grading and slab work.

    2. Scheid agrees to provide ongoing repairs and maintenance to the Water System as necessary for water production, storage and delivery for the Canandaigua Property pursuant to the terms of this Agreement.

    3. Subject to the provisions of Section 6, below, Scheid agrees to deliver to Canandaigua water sufficient for the development, maintenance and operation of a wine grape vineyard on the Canandaigua Property.

    4. In consideration of the covenants of Scheid hereunder and the delivery from time to time of water through the Water System to the Canandaigua Property, Canandaigua agrees to pay Scheid Thirty-Five Dollars ($35.00) per acre foot of water. Commencing on June 1, 1997 and continuing on each June 1 and December 1 thereafter, Scheid shall submit an invoice to Canandaigua for water delivered prior to the date of such invoice. Canandaigua shall remit amounts due with respect to each such invoice within fifteen (15) days after receipt thereof.

    5. Notwithstanding the foregoing, if Scheid determines, in its reasonable business judgment, that the development of a second reservoir, additional wells, or other improvements to the Water System are necessary or appropriate for the Water System to service the Canandaigua Property and the Scheid Property, Canandaigua and Scheid shall negotiate, in good faith, an adjustment to the payment rate set forth in Section 4, above, based on the reasonable cost of carrying out the development of such second reservoir, additional well or other improvement; provided, however, that, for purposes of such adjustment, development costs shall exclude any amounts for which Scheid is entitled to a credit against rental payments under the Scheid Lease.

    6. Notwithstanding any other terms of this Agreement, Scheid makes no representation, warranty or covenant to Canandaigua concerning the availability of water or water quality. Scheid's obligations hereunder are limited solely to the performance of Section 1 and 2 above, and to the delivery to Canandaigua pursuant to Section 3, above, of such water as is produced by the Water System, as may be allocated in accordance with the Vineyard Management Agreement.

    7. This Agreement shall be binding upon, and shall inure to the benefit of Canandaigua and Scheid, and their respective successors and assigns.


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    8.   This Agreement, together with the Vineyard Management Agreement and the Agreement Regarding Water, constitutes the entire agreement of the parties with regard to the subject matter hereof and may be amended or modified except by an instrument in writing signed by the parties hereto or their respective successors or assigns.

    9. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

    IN WITNESS WHEREOF, Scheid and Canandaigua have entered into this Agreement as of the date first above set forth.

                                       SCHEID VINEYARDS AND MANAGEMENT CO.


                                       By /s/ Scott D. Scheid
                                         ------------------------------------
                                         Name:  Scott D. Scheid
                                         Title:    Vice President


                                       CANANDAIGUA WEST, INC.


                                       By /s/
                                         ------------------------------------
                                         Name:
                                         Title:





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